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                                                                SUB-ITEM 77D(G)

                           POLICIES WITH RESPECT TO
                             SECURITY INVESTMENTS

                         AIM VARIABLE INSURANCE FUNDS

On December 3, 2014, the Board of Trustees of AIM Variable Insurance Funds (Invesco Variable Insurance Funds), on behalf of Invesco V.I. Diversified Income Fund (the "Fund") approved the following changes to the Fund.

(1) The Fund's name changed to "Invesco V.I. Core Plus Bond Fund."

(2) The Fund's principal investment strategy changed to investing primarily in investment grade fixed-income securities generally represented by the Barclays U.S. Aggregate Index. The principal types of fixed-income securities in which the Fund invests are corporate bonds, U.S. Treasury and agency securities, and mortgage-backed and asset-backed securities.

(3) The Fund added a non-fundamental investment restriction that the Fund "shall invest, under normal circumstances, at least 80% of its assets in fixed income securities."

(4) The Master Investment Advisory Agreement between the Trust and Invesco Advisers, Inc. was changed to reduce the Fund's fee schedule.